Exhibit 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104-3825 USA 651.603.7700 Fax: 651.603.7795 www.imagesensing.com

NEWS RELEASE

Contacts:	Greg Smith, Chief Financial Officer Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems Announces Third Quarter Financial Results

Saint Paul, Minn., October 30, 2008-- Image Sensing Systems, Inc. (NASDAQ: ISNS), announced today its financial results for the third quarter ended September 30, 2008.

Net income for the quarter ended September 30, 2008 was $1.2 million ($0.29 per fully diluted share) compared to $1.3 million ($0.34 per fully diluted share) for the same period in 2007. Net income for the first nine months of 2008 was $3.4 million ($0.86 per diluted share) compared to $2.6 million ($0.66 per diluted share) for the same period in 2007.

Revenue for the third quarter was $6.1 million compared to $4.2 million for the same period a year ago, while revenue for the first nine months of 2008 was $18.7 million compared to $9.9 million for the same period a year ago. Revenue from royalties increased 23% to $3.7 million from $3.0 million in the third quarter of 2007 and 31% to $10.0 million from $7.6 million in the first nine months of 2007, reflecting the continued success of our North American distributor, Econolite Control Products, Inc. (ECPI), in selling Autoscope® products in the United States and Canada. North American sales, which are sales of RTMS® in North America, were $920,000 for the third quarter and $4.5 million for the first nine months of 2008. International sales, which include both Autoscope and RTMS sales outside of North America, were $1.4 million in the third quarter, a 24% increase over $1.1 million in the same period in 2007, and $4.2 million in the first nine months, an 89% increase over $2.2 million in the same period of 2007. Sales of RTMS world-wide for the quarter were $1.2 million. We acquired the RTMS family of products in December 2007.

On a non-GAAP basis for the third quarter, excluding intangible asset amortization and withdrawn offering expenses, each net of tax, net income was $1.4 million ($0.36 per fully diluted share) and operating income was $2.1 million. On a non-GAAP basis for the first nine months, net income increased 55% to $4.0 million ($0.99 per fully diluted share) and operating income increased 85% to $5.7 million as compared to the same period of 2007.

Ken Aubrey, CEO, said, “We noted continued increasing demand for our products in the quarter with the exception of our North American RTMS business. We believe the RTMS results underperformed due to a number of disparate reasons. Again, we believe the integration of the EIS asset purchase and final Terra transition matters are progressing on schedule and are beginning to show signs of bearing fruit. We’re also advancing a number of product initiatives, including video/radar hybrid solutions, that are exciting.”

Follow-on Offering Update
Given our recent share price range, unfavorable market conditions and the lack of need for increased working capital at present, we believe that proceeding with an offering at this time is not in the best interests of our shareholders and therefore, we have decided to withdraw the follow-on offering. As such, we have expensed offering costs incurred of $221,000 ($146,000 net of tax or $0.04 per share) in the third quarter of 2008. The costs are included in general and administrative expense in the income statement.

Auction Rate Security Update
We hold $5.4 million in face value of student loan backed auction rate securities (ARS), substantially all of which are Federal government backed. The ARS were purchased through, and are still held in, accounts at UBS and Credit Suisse. Recently, both UBS and Credit Suisse announced settlements with governmental authorities under which the banks have agreed to repurchase our ARS at face value (par) by January 2009. This is a positive development and we are optimistic about the outcome. However, because of the uncertainty of collection under the agreements, we have continued to account for the ARS as we have the previous two quarters with a temporary impairment reflected.

Our updated analysis of the ARS fair value indicates there is a temporary impairment of $449,000 ($296,000 net of tax). The ARS are classified as long-term assets at September 30, 2008. This unrealized loss does not flow through our income statement; rather it is recorded directly to shareholders’ equity as a component of accumulated other comprehensive income/loss. Notwithstanding the potential settlements, there is uncertainty in the ARS market and, should circumstances change, we may deem the impairment to be other than temporary or otherwise adjust our analysis.

Non-GAAP Information
We provide certain non-GAAP financial information as supplemental information to GAAP amounts. This non-GAAP information excludes the impact, net of tax, of amortizing the intangible assets from the EIS asset purchase and excludes the costs incurred in conjunction with our withdrawn follow-on offering that were expensed in the quarter ended September 30, 2008. Management believes that this presentation facilitates the comparison of our current operating results to historical operating results. Management uses this non-GAAP information to evaluate short-term and long-term operating trends in our core operations. Non-GAAP information is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP financial measures and may not be computed the same as similarly titled measures used by other companies.

About Image Sensing
Image Sensing Systems, Inc. is a technology company specializing in software-based detection solutions for the Intelligent Transportation Systems (ITS) sector and adjacent overlapping markets. Our industry leading computer enabled detection (CED) products, including the Autoscope® machine-vision family and the RTMS® radar family, combine embedded software signal processing with sophisticated sensing technologies for use in transportation and safety/surveillance management. CED is a group of technologies in which software, rather than humans, examines the outputs of complex sensors to determine what is happening in the field of view in real-time. With more than 80,000 instances sold in over 60 countries worldwide, our depth of experience coupled with breadth of product portfolio uniquely positions us to provide powerful hybrid technology solutions and to exploit the convergence of the traffic, security and environmental management markets. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement: Statements made in this release concerning the Company's or management's intentions, expectations, or predictions about future results or events are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management's current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company's control; developments in the demand for the Company's products and services; relationships with the Company's major customers and suppliers; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; the impact of governmental laws and regulations; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company's current expectations are contained in the Company's reports and other documents filed with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2007.

Image Sensing Systems, Inc.

Condensed Consolidated Statements of Income

(in thousands, except per share information)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenue
Royalties	$3,742	$3,041	$10,007	$7,636
North American sales	920	—	4,468	—
International sales	1,420	1,143	4,221	2,232
	6,082	4,184	18,696	9,868
Cost of revenue
Cost of sales	860	536	3,468	951
Gross profit	5,222	3,648	15,228	8,917
Operating expenses
Selling, marketing and product support	1,695	749	4,688	2,310
General and administrative	980	710	2,883	1,832
Research and development	701	553	2,167	1,681
Amortization of intangible assets	192	—	576	—
	3,568	2,012	10,314	5,823
Income from operations	1,654	1,636	4,914	3,094
Other income (expense), net	(6)	149	58	429
Income before income taxes	1,648	1,785	4,972	3,523
Income taxes	486	488	1,539	968
Net income	$1,162	$1,297	$3,433	$2,555

Net income per common share
Basic	$0.29	$0.35	$0.87	$0.68
Diluted	$0.29	$0.34	$0.86	$0.66

Weighted average shares outstanding
Basic	3,942	3,780	3,933	3,777
Diluted	4,005	3,866	4,010	3,876

Image Sensing Systems, Inc.

Condensed Consolidated Statements of Income

Reconciliation of GAAP to non-GAAP basis

(in thousands, except per share information)

(unaudited)

	GAAP basis	adjustments		Non-GAAP basis
Quarter ended September 30, 2008
Revenue	$6,082	$—		$6,082
Cost of revenue	860	—		860
Gross profit	5,222	—		5,222
Operating expenses	3,568	(413	) (1,2)	3,155
Income from operations	1,654	413		2,067
Other income (expense), net	(6)	—		(6)
Income before income taxes	1,648	413		2,061
Income taxes	486	140	(3)	626
Net income	$1,162	$273		$1,435

Basic net income per share	$0.29			$0.36
Diluted net income per share	$0.29			$0.36

Weighted shares – basic	3,942			3,942
Weighted shares – diluted	4,005			4,005

	GAAP basis	adjustments		Non-GAAP basis
Nine months ended September 30, 2008
Revenue	$18,696	$—		$18,696
Cost of revenue	3,468	—		3,468
Gross profit	15,228	—		15,228
Operating expenses	10,314	(797	) (1,2)	9,517
Income from operations	4,914	797		5,711
Other income, net	58	—		58
Income before income taxes	4,972	797		5,769
Income taxes	1,539	271	(3)	1,810
Net income	$3,433	$526		$3,959

Basic net income per share	$0.87			$1.01
Diluted net income per share	$0.86			$0.99

Weighted shares – basic	3,933			3,933
Weighted shares – diluted	4,010			4,010

Notes to adjustments -

(1)	Intangible asset amortization for the period of $192 and $576, respectively
(2)	Withdrawn offering cost expense of $221
(3)	Income tax expense impact of (1) and (2) at ISS’ marginal tax rate of 34%

Image Sensing Systems, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30, 2008	December 31, 2007
Assets
Current assets
Cash and cash equivalents	$7,673	$10,876
Receivables, net	5,945	4,997
Inventories	2,090	1,579
Prepaid expenses and deferred taxes	357	370
	16,065	17,822
Property and equipment, net	652	700
Investments, net of valuation allowance (restricted)	4,951	—
Deferred income taxes	1,893	1,676
Goodwill and intangible assets, net	9,564	10,140
	$33,125	$30,338
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$1,928	$2,029
Bank debt, current	1,000	5,000
Income taxes payable	463	—
	3,391	7,029
Bank debt, long-term	3,000	—
Income taxes payable	—	84
Shareholders’ equity	26,734	23,225
	$33,125	$30,338

Image Sensing Systems, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2008	2007
Operating activities
Net income	$3,433	$2,555
Adjustments to reconcile net income to net cash provided by operations
Depreciation and amortization	863	197
Stock option expense	246	132
Changes in operating assets and liabilities	(1,215)	(2,234)
Net cash provided by operating activities	3,327	650

Investing activities
Purchase of property and equipment, net of disposals	(239)	(71)
Sale (purchase) of investments	(5,400)	2,100
Net cash provided by (used in) investing activities	(5,639)	2,029

Financing activities
Repayment of bank debt	(1,000)	—
Proceeds from exercise of stock options	109	35
Net cash provided by (used in) financing activities	(891)	35

Increase (decrease) in cash and cash equivalents	(3,203)	2,714
Cash and cash equivalents, beginning of period	10,876	11,626
Cash and cash equivalents, end of period	$7,673	$14,340

###